Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Polomar Health Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Other	5,114,497	$0.20	$1,022,899.40	0.00015310	$156.60

	Total Offering Amounts					$1,022,899.40		$156.60
	Total Fee Offsets							$–
	Net Fee Due							$156.60

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.